Press Release

October 31, 2022
Otter Tail Corporation Announces Record Third Quarter Earnings and Updated Guidance, Midpoint of Reduced 2022 Earnings Per Share Guidance Represents a 55% Increase Over 2021 Earnings Per Share, Board of Directors Declares Quarterly Dividend of $0.4125 per Share
FERGUS FALLS, Minnesota - Otter Tail Corporation (Nasdaq: OTTR) today announced financial results for the quarter ended September 30, 2022.
SUMMARY
Compared to the quarter ended September 30, 2021:
•Consolidated operating revenues increased 21% to $384 million.
•Consolidated net income increased 60% to $84 million.
•Diluted earnings per share increased 60% to $2.01 per share.
CEO OVERVIEW
“Our diversified business model produced exceptional financial results for the quarter ended September 30, 2022,” said President and CEO Chuck MacFarlane. “Each operating segment contributed double digit earnings growth compared to the same period last year. Our Plastics segment completed another outstanding quarter, producing $56.0 million of earnings in the third quarter of 2022, compared to $28.4 million in the same period last year, as operating margins continue to benefit from elevated spreads of PVC pipe sale prices over resin input costs. However, demand for PVC pipe began to decline in the quarter due to multiple, larger than anticipated, resin price reductions which caused pipe distributors and contractors to reduce PVC pipe purchases in an effort to reduce inventory levels.
“Electric segment earnings increased 10.3% compared to the third quarter of 2021, primarily driven by increased commercial and industrial sales volumes. Our Manufacturing segment produced earnings growth of 48.1% compared to the third quarter of 2021 driven by increased sales volumes, improved manufacturing cost absorption and lower operating and maintenance costs.
“MISO recently approved several projects within the first tranche of its long-range transmission plan, which includes two new 345 kV transmission projects and a project to upgrade an existing transmission line. Otter Tail Power will have a varying level of ownership interest in these investments. We are beginning the early development phases of these projects and will be working with the co-owners and various industry partners to complete these projects over several years. Our total capital investment is anticipated to be $330 million, with approximately $122 million of the investment expected to occur before 2028. We have updated our five year capital expenditure plan to reflect this investment opportunity along with other updates.
“We are adjusting our 2022 diluted earnings per share guidance to a range of $6.42 to $6.72 from our most recent guidance of $6.83 to $7.13 per share. This change is primarily driven by announced resin price reductions throughout the third quarter, which negatively impacts sales volumes within our Plastics segment as distributors and contractors reduce their own inventory levels before purchasing additional PVC pipe.
“Our long-term focus remains on executing our strategy to grow our business and achieving operational, commercial and talent excellence to strengthen our position in the markets we serve. We remain confident in our ability to achieve a compounded annual growth rate in earnings per share in the range of 5% to 7% using 2024 as the base year. We currently expect to see elevated earnings from our manufacturing platform into 2023 with our earnings mix expected to move to approximately 65% from our Electric segment and 35% from our manufacturing platform beginning in 2024.”
THIRD QUARTER HIGHLIGHTS AND UPDATES
•Our Minnesota Rate Case concluded with final rates becoming effective on July 1, 2022, and interim rate refunds being completed during the third quarter. The rate case included the approval of a return on equity of 9.48% on a 52.5% equity layer, a revenue decoupling mechanism and numerous other items.
•Otter Tail Power has received regulatory approval to purchase the Ashtabula III wind farm, which will add 62.4 megawatts of capacity to our owned generation assets. The transaction is expected to close, subject to customary closing conditions, in January 2023.
•Otter Tail Power recently submitted a supplemental filing to update its 2022 Integrated Resource Plan (2022 IRP), requesting the procedural schedule in Minnesota be amended. The amended procedural schedule will provide additional time to update our modeling given significant changes in the energy industry since the original 2022 IRP filing. Specifically, our request was prompted by developments including FERC’s approval of MISO’s new seasonal resource adequacy construct, MISO’s proposal to significantly increase winter and spring planning reserve margins requirements, and enactment of the Inflation Reduction Act. If granted permission, we plan to file an updated resource plan in March 2023. Our supplemental filing requests maintaining the original procedural schedule for adding dual fuel capability at Astoria Station.

Additionally, our initial filing proposed fuel oil as the secondary on-site fuel at Astoria Station, and our supplemental filing reflects revised cost estimates and liquified natural gas as the most cost-effective secondary fuel source.
•As required under the EPA’s Regional Haze Rule, the North Dakota Department of Environmental Quality (NDDEQ) submitted its state implementation plan to the EPA for approval in August. In its plan, the NDDEQ concluded it is not reasonable to require additional emission controls at Coyote Station, OTP's jointly owned coal-fired power plant in North Dakota, during this planning period.
•We continued to experience a volatile steel market, with prices rapidly decreasing during the third quarter. Steel prices peaked in the fourth quarter of 2021 at historically high levels with prices recently declining to below $800 per ton, impacting both our cost of materials and scrap revenues. Steel costs are a pass-through to customers. We continue to monitor customer demand and the impact that unpredictable supply chains have on their demand and the predictability of our shipping volumes.
•Sales prices for PVC pipe remain high, producing increased margins and earnings during the third quarter. However, demand for PVC pipe began to decline in the quarter primarily driven by improved resin and additive availability and announced resin price reductions throughout the third quarter, which led pipe distributors and contractors to lower purchase volumes in an effort to reduce their inventory levels.
QUARTERLY DIVIDEND
On October 31, 2022, the corporation’s Board of Directors declared a quarterly common stock dividend of $0.4125 per share. This dividend is payable December 9, 2022 to shareholders of record on November 15, 2022.
CASH FLOWS AND LIQUIDITY
Our consolidated cash provided by operating activities for the nine months ended September 30, 2022 was $288.0 million compared to $154.8 million for the nine months ended September 30, 2021, with the increase primarily due to a $117.0 million increase in net income and a lower level of working capital needs compared to last year. Investing activities for the nine months ended September 30, 2022 included capital expenditures of $123.2 million, primarily related to capital investments within our Electric segment. Financing activities for the nine months ended September 30, 2022 included the issuance of $90.0 million of long-term debt at Otter Tail Power and the maturity and repayment of $30.0 million of debt at Otter Tail Power. Financing activities for the nine months ended September 30, 2022 also included net repayments of short-term borrowings of $91.2 million and dividend payments of $51.6 million.
As of September 30, 2022, we had $170.0 million and $160.1 million of available liquidity under our Otter Tail Corporation Credit Agreement and Otter Tail Power Credit Agreement, respectively, along with $73.0 million of available cash and cash equivalents, for total available liquidity of $403.1 million.
SEGMENT PERFORMANCE
Electric Segment

	Three Months Ended September 30,
($ in thousands)	2022	2021	Change	% Change

Operating Revenues	$142,747	$118,775	$23,972	20.2%
Net Income	24,847	22,528	2,319	10.3

Retail MWh Sales	1,275,051	1,076,580	198,471	18.4%
Heating Degree Days (HDDs)	22	3	19	633.3
Cooling Degree Days (CDDs)	376	463	(87)	(18.8)

The following table shows heating and cooling degree days as a percent of normal.

	Three Months Ended September 30,
	2022	2021

HDDs	43.1%	5.8%
CDDs	108.4%	132.7%

The following table summarizes the estimated effect on diluted earnings per share of the difference in retail kilowatt-hour (kwh) sales under actual weather conditions and expected retail kwh sales under normal weather conditions in 2022 and 2021.

	2022 vs Normal	2022 vs 2021	2021 vs Normal

Effect on Diluted Earnings Per Share	$0.01	$(0.02)	$0.03

Operating Revenues increased $24.0 million primarily due to increased fuel recovery revenues and higher sales volumes. The increase in fuel recovery revenues is the result of higher purchased power and production fuel costs arising from increased natural gas and market energy costs.

Sales volumes benefited from demand from commercial and industrial customers, including a new commercial customer load in North Dakota added in the current year, partially offset by the impact of unfavorable weather. Operating revenues in the third quarter of 2021 were impacted by additional adjustments to our estimated interim rate refund.
Net Income increased $2.3 million primarily due to the increased operating revenues described above, partially offset by increased operating and maintenance expenses driven by a number of maintenance activities, including our planned outage at Coyote Station, maintenance at our wind farm facilities, and vegetation management, as well as higher transmission tariff expenses.
Manufacturing Segment

	Three Months Ended September 30,
(in thousands)	2022	2021	$ Change	% Change

Operating Revenues	$98,767	$89,977	$8,790	9.8%
Net Income	6,219	4,200	2,019	48.1

Operating Revenues increased $8.8 million primarily due to a 17% increase in sales volumes at BTD, partially offset by lower steel prices, which resulted in a $5.4 million decrease in material costs that are passed through to customers. Declines in scrap metal prices resulted in a $1.3 million decrease in scrap revenue. End market demand remains strong, however, supply chain disruptions experienced by our customers have continued to cause unpredictable shipments of our products to our customers. Increases in sales prices and volumes at T.O. Plastics, due to continued strong customer demand, also contributed to the segment increase in operating revenues.
Net Income increased $2.0 million due to increased operating revenues described above, as well as lower operating expenses.
Plastics Segment

	Three Months Ended September 30,
(in thousands)	2022	2021	$ Change	% Change

Operating Revenues	$142,342	$107,542	$34,800	32.4%
Net Income	55,982	28,410	27,572	97.1

Operating Revenues increased $34.8 million due to a 57% increase in the price per pound of PVC pipe sold, as sales prices remain high due to extraordinary market conditions. Demand for PVC pipe began to soften during the third quarter as customers started to consume high priced inventory instead of buying additional PVC pipe. Sales volumes for the quarter decreased 15% due to softening customer demand.
Net Income increased $27.6 million due to the increased operating revenues described above, and an increase in gross profit margins, as the increase in sales prices exceeded the increased costs of PVC resin and other input materials. Resin prices in the third quarter of 2022 increased compared to the same period in the previous year, but decreased compared to the second quarter of 2022.
Corporate Costs

	Three Months Ended September 30,
(in thousands)	2022	2021	$ Change	% Change

Losses Before Income Taxes	$4,727	$3,346	$1,381	41.3%
Income Tax Benefit	(1,918)	(962)	(956)	99.4
Net Loss	$2,809	$2,384	$425	17.8%
Net Loss at our corporate cost center was impacted by increased employee health care costs, increased professional service costs and losses on our corporate-owned life insurance policy investments, partially offset by a decrease in interest expense due to lower average borrowings on our corporate credit facility and a favorable effective tax rate based on our estimated consolidated effective tax rate for 2022.
2022 BUSINESS OUTLOOK
We are lowering our 2022 diluted earnings per share guidance to a range of $6.42 to $6.72 primarily driven by expected sales volume reductions in our Plastics segment due to declining PVC resin prices. The midpoint of our revised 2022 diluted earnings per share guidance of $6.57 per share reflects a 55% growth rate from our 2021 diluted earnings per share of $4.23.

The segment components of our revised 2022 diluted earnings per share guidance range compared to 2021 actual earnings are as follows:

	2021 EPS by Segment	2022 EPS Guidance August 1, 2022		2022 EPS Guidance October 31, 2022
		Low	High	Low	High

Electric	$1.73	$1.84	$1.88	$1.90	$1.94
Manufacturing	0.41	0.42	0.46	0.47	0.51
Plastics	2.34	4.96	5.15	4.45	4.64
Corporate	(0.25)	(0.39)	(0.36)	(0.40)	(0.37)
Total	$4.23	$6.83	$7.13	$6.42	$6.72
Return on Equity	19.2%	25.9%	26.8%	24.4%	25.3%
The following items contributed to our revised 2022 earnings guidance:
Electric Segment - We are increasing our guidance for our Electric Segment based on the following:
•Increased sales volumes from commercial and industrial customers and improved margins from favorable pricing.
•Lower than anticipated labor and non-labor operating and maintenance costs, partially offset by a higher planned contribution to our charitable foundation.
•Our revised guidance assumes normal weather conditions for the remainder of the year.
Manufacturing Segment - We are increasing our guidance for our Manufacturing segment based on the following:
•Increased sales volumes at BTD driven by end market demand as our customers continue to build inventory to fill shortages created by supply chain challenges. Our customers continue to experience supply chain challenges which impact their ability to consistently take our product in line with their production timelines.
•The increase in sales volumes is partially offset by lower scrap income due to declining scrap metal prices.
•Increased earnings from T.O. Plastics driven by customer demand and improved gross profit margins due to the availability of low-cost raw material inputs and improved manufacturing productivity.
•Backlog for the manufacturing companies as of September 30, 2022 was approximately $141 million, compared with $116 million one year ago.
Plastics Segment - We are decreasing our guidance for our Plastics segment based on the following:
•Reduced demand for PVC pipe in the fourth quarter of 2022 due to anticipated further declines in PVC resin prices resulting in reduced purchase volumes from distributors and contractors as they consume their higher priced inventories.
•We anticipate sale prices for PVC pipe will remain elevated for the remainder of 2022, but the potential for continued decline of resin prices and reduced sales volumes could put downward pressure on sales prices for the remainder of 2022 and into 2023.
•Finished goods inventory levels have started to increase as the availability of resin, additives and other ingredients used to manufacture PVC pipe has improved. We anticipate building inventory levels during the remainder of 2022 to position our businesses for the start of 2023 as we anticipate distributors will seek to restock inventory levels at that time.
Corporate Costs - We are increasing our guidance for corporate costs based on the following:
•Investment losses on our corporate-owned life insurance policies and other investments during the third quarter of 2022 and an expected increase in health insurances costs in our self-insured health plan due to higher claims experience.

CAPITAL EXPENDITURES
The following provides a summary of actual capital expenditures for the year ended December 31, 2021, anticipated annual capital expenditures for the current year ending December 31, 2022, and anticipated capital expenditures for the next five years, along with average rate base and annual rate base growth of our Electric segment:

(in millions)	2021	2022(1)	2023	2024	2025	2026	2027	Total 2023 - 2027

Electric Segment:
Renewables and Natural Gas Generation		$33	$88	$119	$88	$79	$10	$384
Technology and Infrastructure		9	33	30	6	5	1	75
Distribution Plant Replacements		40	33	37	38	38	43	189
Transmission (includes replacements)		38	34	36	46	87	78	281
Other		30	26	25	30	25	22	128
Total Electric Segment	$140	$150	$214	$247	$208	$234	$154	$1,057
Manufacturing and Plastics Segments	32	34	48	53	29	25	24	179
Total Capital Expenditures	$172	$184	$262	$300	$237	$259	$178	$1,236

Total Electric Utility Average Rate Base	$1,575	$1,620	$1,750	$1,850	$1,990	$2,110	$2,210
Annual Rate Base Growth		2.9%	8.0%	5.7%	7.6%	6.0%	4.7%
(1) Includes actual results for the nine months ended September 30, 2022, and anticipated capital expenditures for the fourth quarter of 2022.
Our capital expenditure plan for the next five years includes Electric segment investments in wind and solar resources, transmission and distribution assets, and investments in system reliability and technology. Our Electric segment capital plan produces a compounded annual growth rate in average rate base of 6.4% over the next five years and will serve as a key driver in increasing Electric segment earnings over this timeframe. Our capital expenditure plan in our Manufacturing and Plastics segments includes investments to bring additional capacity to our operations, providing an opportunity for organic growth within these segments.
CONFERENCE CALL AND WEBCAST
The corporation will host a live webcast on Tuesday, November 1, 2022, at 10:00 a.m. CDT to discuss its financial and operating performance.
The presentation will be posted on our website before the webcast. To access the live webcast, go to www.ottertail.com/presentations and select “Webcast.” Please allow time prior to the call to visit the site and download any software needed to listen in. An archived copy of the webcast will be available on our website shortly after the call.
If you are interested in asking a question during the live webcast, visit and follow the link provided in the press release announcing the upcoming conference call.
FORWARD-LOOKING STATEMENTS
Except for historical information contained here, the statements in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The words “anticipate,” “believe,” “could,” “estimate,” “expect,” “goal,” “intend,” “may,” “outlook,” “plan,” “possible,” “potential,” “projected,” “should,” “will,” “would” and similar words and expressions are intended to identify forward-looking statements. Such statements are based upon the current beliefs and expectations of management. Forward-looking statements made herein, which include statements regarding 2022 earnings and earnings per share, long-term earnings, earnings per share growth and earnings mix, anticipated levels of energy generation from renewable resources, anticipated reductions in carbon dioxide emissions, future investments and capital expenditures, rate base levels and rate base growth, future raw materials costs, future raw materials availability and supply constraints, future operating revenues and operating results, and expectations regarding regulatory proceedings, as well as other assumptions and statements, involve known and unknown risks and uncertainties that may cause our actual results in current or future periods to differ materially from the forecasted assumptions and expected results. The Company’s risks and uncertainties include, among other things, uncertainty of the impact and duration of the COVID-19 pandemic, long-term investment risk, seasonal weather patterns and extreme weather events, counterparty credit risk, future business volumes with key customers, reductions in our credit ratings, our ability to access capital markets on favorable terms, assumptions and costs relating to funding our employee benefit plans, our subsidiaries’ ability to make dividend payments, cyber security threats or data breaches, the impact of government legislation and regulation including foreign trade policy and environmental laws and regulations, the impact of climate change including compliance with legislative and regulatory changes to address climate change, operational and economic risks associated with our electric generating and manufacturing facilities, risks associated with energy markets, the availability and pricing of resource materials, attracting and maintaining a qualified and stable workforce, and changing macroeconomic and industry conditions. These and other risks are more fully described in our filings with the Securities and Exchange Commission, including our most recently filed Annual Report on Form 10-K, as updated in subsequently filed Quarterly Reports on Form 10-Q, as applicable. Forward-looking statements speak only as of the date they are made, and we expressly disclaim any obligation to update any forward-looking information.
Category: Earnings

About the Corporation: Otter Tail Corporation has interests in diversified operations that include an electric utility and manufacturing businesses. Otter Tail Corporation stock trades on the Nasdaq Global Select Market under the symbol OTTR. The latest investor and corporate information is available at www.ottertail.com. Corporate offices are in Fergus Falls, Minnesota, and Fargo, North Dakota.
Media Contact:    Stephanie Hoff, Director of Corporate Communications, (218) 739-8535
Investor Contact:    Tyler Akerman, Manager of Investor Relations, (800) 664-1259

# # #

OTTER TAIL CORPORATION
CONSOLIDATED STATEMENTS OF INCOME (unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
(in thousands, except per-share amounts)	2022	2021	2022	2021

Operating Revenues
Electric	$142,747	$118,775	$404,112	$348,629
Product Sales	241,109	197,519	754,688	514,983
Total Operating Revenues	383,856	316,294	1,158,800	863,612
Operating Expenses
Electric Production Fuel	24,972	17,698	54,538	44,576
Electric Purchased Power	19,913	9,878	64,604	40,273
Electric Operating and Maintenance Expense	39,799	36,465	126,460	114,615
Cost of Products Sold (excluding depreciation)	139,361	134,212	443,586	358,767
Other Nonelectric Expenses	16,524	16,224	50,981	45,587
Depreciation and Amortization	22,716	22,815	69,829	68,109
Electric Property Taxes	4,438	4,474	13,304	13,136
Total Operating Expenses	267,723	241,766	823,302	685,063
Operating Income	116,133	74,528	335,498	178,549
Other Income and Expense
Interest Charges	9,259	9,648	27,198	28,601
Nonservice Cost Components of Postretirement Benefits	(52)	505	(824)	1,511
Other Income (Expense), net	(174)	203	(802)	2,095
Income Before Income Taxes	106,752	64,578	308,322	150,532
Income Tax Expense	22,513	11,824	66,143	25,380
Net Income	$84,239	$52,754	$242,179	$125,152

Weighted-Average Common Shares Outstanding:
Basic	41,600	41,504	41,582	41,487
Diluted	41,974	41,869	41,930	41,795
Earnings Per Share:
Basic	$2.02	$1.27	$5.82	$3.02
Diluted	$2.01	$1.26	$5.78	$2.99

OTTER TAIL CORPORATION
CONSOLIDATED BALANCE SHEETS (unaudited)

(in thousands)	September 30, 2022	December 31, 2021

Assets
Current Assets
Cash and Cash Equivalents	$72,987	$1,537
Receivables, net of allowance for credit losses	193,797	174,953
Inventories	146,376	148,490
Regulatory Assets	29,921	27,342
Other Current Assets	17,412	17,032
Total Current Assets	460,493	369,354
Noncurrent Assets
Investments	52,966	56,690
Property, Plant and Equipment, net of accumulated depreciation	2,186,643	2,124,605
Regulatory Assets	116,593	125,508
Intangible Assets, net of accumulated amortization	8,218	9,044
Goodwill	37,572	37,572
Other Noncurrent Assets	35,419	32,057
Total Noncurrent Assets	2,437,411	2,385,476
Total Assets	$2,897,904	$2,754,830

Liabilities and Shareholders' Equity
Current Liabilities
Short-Term Debt	$—	$91,163
Current Maturities of Long-Term Debt	—	29,983
Accounts Payable	121,995	135,089
Accrued Salaries and Wages	27,454	31,704
Accrued Taxes	25,635	19,245
Regulatory Liabilities	21,114	24,844
Other Current Liabilities	45,655	55,671
Total Current Liabilities	241,853	387,699
Noncurrent Liabilities and Deferred Credits
Pensions Benefit Liability	50,489	73,973
Other Postretirement Benefits Liability	67,352	66,481
Regulatory Liabilities	240,545	234,430
Deferred Income Taxes	212,838	188,268
Deferred Tax Credits	16,102	16,661
Other Noncurrent Liabilities	60,942	62,527
Total Noncurrent Liabilities and Deferred Credits	648,268	642,340
Commitments and Contingencies
Capitalization
Long-Term Debt, net of current maturities	823,760	734,014
Shareholders’ Equity
Common Shares	208,155	207,758
Additional Paid-In Capital	422,448	419,760
Retained Earnings	560,398	369,783
Accumulated Other Comprehensive Loss	(6,978)	(6,524)
Total Shareholders' Equity	1,184,023	990,777
Total Capitalization	2,007,783	1,724,791
Total Liabilities and Shareholders' Equity	$2,897,904	$2,754,830

OTTER TAIL CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS (unaudited)

	Nine Months Ended September 30,
(in thousands)	2022	2021

Operating Activities
Net Income	$242,179	$125,152
Adjustments to Reconcile Net Income to Net Cash Provided by Operating Activities:
Depreciation and Amortization	69,829	68,109
Deferred Tax Credits	(558)	(558)
Deferred Income Taxes	23,648	18,835
Discretionary Contribution to Pension Plan	(20,000)	(10,000)
Allowance for Equity Funds Used During Construction	(938)	(427)
Stock Compensation Expense	6,141	6,354
Other, net	5,477	(2,747)
Change in Operating Assets and Liabilities:
Receivables	(18,845)	(64,800)
Inventories	3,632	(22,450)
Regulatory Assets	170	5,301
Other Assets	1,789	(18,708)
Accounts Payable	(10,681)	30,921
Accrued and Other Liabilities	(13,970)	12,027
Regulatory Liabilities	(1,208)	2,350
Pension and Other Postretirement Benefits	1,308	5,393
Net Cash Provided by Operating Activities	287,973	154,752
Investing Activities
Capital Expenditures	(123,227)	(117,312)
Proceeds from Disposal of Noncurrent Assets	3,803	5,819
Purchases of Investments and Other Assets	(8,132)	(5,591)
Net Cash Used in Investing Activities	(127,556)	(117,084)
Financing Activities
Net Borrowings (Repayments) on Short-Term Debt	(91,163)	16,860
Proceeds from Issuance of Long-Term Debt	90,000	—
Payments for Retirement of Long-Term Debt	(30,000)	(169)
Dividends Paid	(51,564)	(48,645)
Payments for Shares Withheld for Employee Tax Obligations	(2,942)	(1,633)
Other, net	(3,298)	(3,972)
Net Cash Used in Financing Activities	(88,967)	(37,559)
Net Change in Cash and Cash Equivalents	71,450	109
Cash and Cash Equivalents at Beginning of Period	1,537	1,163
Cash and Cash Equivalents at End of Period	$72,987	$1,272

OTTER TAIL CORPORATION
SEGMENT RESULTS (unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
(in thousands)	2022	2021	2022	2021

Operating Revenues
Electric	$142,747	$118,775	$404,112	$348,629
Manufacturing	98,767	89,977	306,921	250,085
Plastics	142,342	107,542	447,767	264,898
Total Operating Revenues	$383,856	$316,294	$1,158,800	$863,612

Operating Income (Loss)
Electric	$35,956	$32,386	$90,765	$82,694
Manufacturing	8,380	5,874	25,017	21,398
Plastics	75,801	38,547	231,223	81,664
Corporate	(4,004)	(2,279)	(11,507)	(7,207)
Total Operating Income	$116,133	$74,528	$335,498	$178,549

Net Income (Loss)
Electric	$24,847	$22,528	$62,938	$55,547
Manufacturing	6,219	4,200	17,858	15,290
Plastics	55,982	28,410	170,788	60,102
Corporate	(2,809)	(2,384)	(9,405)	(5,787)
Total Net Income	$84,239	$52,754	$242,179	$125,152